WILSON SONSINI	EXHIBIT 5.1 Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

May 18, 2026

SmartRent, Inc.

6811 E. Mayo Blvd., 4th Floor
Phoenix, Arizona 85054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by SmartRent, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 21,896,769 shares of Class A common stock, par value $0.0001 per share (the “Shares”), consisting of: (i) 20,000,000 shares of Class A common stock reserved for issuance under the 2021 Equity Incentive Plan, as amended and restated (the “Incentive Plan”) and (ii) 1,896,769 shares of Class A common stock reserved for issuance under the 2021 Employee Stock Purchase Plan, as amended and restated (the “2021 ESPP,” and together with the Incentive Plan, the “Plans”).

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

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